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                                                                    EXHIBIT 99.1


Friday February 4, 9:02 am Eastern Time
Company Press Release

BNC Mortgage Inc. Reports Agreement to Management Buyout At $10.00 Per Share IRVINE, Calif.--(BUSINESS WIRE)--Feb. 4, 2000--BNC Mortgage Inc. (Nasdaq:BNCM news) Friday announced that it has entered into a definitive merger agreement providing for the acquisition of the company by an investor group led by senior members of the company's management, including its current President, Kelly W. Monahan.

Under the terms of the merger agreement, which was unanimously approved by the company's Board of Directors after receiving the unanimous recommendation of a Special Committee of independent members of the Board, BNCM Acquisition Co., a company formed by the investor group, will acquire the company for an aggregate of approximately $47 million, which is equal to $10.00 per share for the outstanding shares of the Company's common stock not retained by the investor group. If this transaction is not consummated, under certain circumstances, including acceptance by the company of a superior proposal, the company could be required to pay as much as $2.0 million to BNCM Acquisition Company. The transaction is subject to the satisfaction of certain conditions including stockholder approval and receipt of necessary governmental and regulatory approvals. It is anticipated that the transaction will be consummated on or before July 31, 2000.

BNCM Acquisition Company has represented that it has or will have at the closing sufficient funds to consummate the transactions and has received an executed commitment letter from Lehman Brothers providing for the necessary financing for the proposed acquisition, subject to certain customary conditions. In connection with the financing, Lehman Brothers will acquire certain rights in BNCM Acquisition Co. which the company is informed is more fully described in the investor group's and Lehman Brothers' filings with the Securities and Exchange Commission.

The Board's approval of the transaction was based, in part, upon the recommendation of the Special Committee of independent members of the Board, which had been formed to consider the proposal. The Special Committee's recommendation was based on a number of factors, including the opinion of the Special Committee's independent financial advisor, Friedman, Billings, Ramsey & Co. Inc., that the consideration being offered is fair from a financial point of view to the company's stockholders (other than the investor group). BNC Mortgage Inc. is a specialty finance company engaged in the business of originating, purchasing and selling, on a whole loan basis for cash, conforming and non-conforming, residential mortgage loans secured by one-to-four family residences.

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Except for historical information contained herein, this news release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended in Section 21E of the Securities Exchange Act of 1934, as amended and involve risks and uncertainties that could cause actual results to differ materially. These forward-looking statements can be identified by the use of words "anticipate," "may," "will," "expect," "intend," "could," "would," "remain," and "continue," or the negative or other variations thereof or comparable terminology. The company's actual results could differ materially from those anticipated in the forward-looking statements based on changes in the company's business strategy.

Contact:

     BNC Mortgage Inc., Irvine
     Kelly W. Monahan, President
     Peter R. Evans, Chief Financial Officer
     949/260-6000
     bncmortgage.com